Exhibit 10.1

September 12, 2011

Mr. Walter J. Scheller, III

16243 Highway 216

Brookwood, AL 35444

Dear Walt:

We are pleased that you have accepted the position of Chief Executive Officer of Walter Energy, Inc. (“Walter” or the “Company”), effective as of the date hereof.  The attached schedules outline the remuneration and benefits and terms and conditions of your employment.

As the Chief Executive Officer of Walter, you will be responsible for all aspects of the corporation and will report to the Board of Directors, acting in accordance with the Company’s articles, bylaws and resolutions enacted by or policies established by the Board of Directors.  You will be required to provide regular reports to the Board of Directors on financial performance, strategic direction, management development, business plans, and such other matters as are customarily reviewed by or as may be required by the Board of Directors.

In addition to serving as the Chief Executive Officer of Walter, you will also serve as a member of the Board of Directors, without additional compensation.

It is agreed and understood that this letter agreement (including the schedules and exhibit attached hereto) (collectively, the “Agreement”) and the other agreements referred to in this Agreement, including, without limitation, the Executive Change-in-Control Severance Agreement by and between you and Walter, effective July 21, 2010, as it may be amended from time to time (the “CIC Agreement”) shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company and its affiliates, including, without limitation, the letter agreement entered into between you and the Company, dated April 1, 2011.  This Agreement may only be amended or modified by a written agreement executed by you and Walter (or any of its respective successors) and will be interpreted under and in accordance with the laws of the State of Delaware without regard to conflicts of laws.

This Agreement may be executed by fax or pdf and in any number of counterparts, all of which, when taken together, will constitute one and the same instrument.

Walt, we are delighted that you have agreed to lead Walter and we look forward to continuing to work with you.  If the terms contained within this Agreement are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided.

Best regards,

/s/ Michael T. Tokarz	September 12, 2011
Michael T. Tokarz	Date
Chairman of the Board of Directors
Walter Energy, Inc.

ACCEPTANCE

I have read the Agreement, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same.  I approve and accept the terms set forth in the Agreement as governing my employment relationship with Walter.

/s/ Walter J. Scheller, III	September 12, 2011
Walter J. Scheller, III	Date

Enclosures:

Schedule A	Remuneration & Benefits
Schedule B	Terms and Conditions

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SCHEDULE A

REMUNERATION & BENEFITS

Name:	Walter J. Scheller, III

Role Title:	Chief Executive Officer

Role Band:	n/a

Department:	Corporate

Employer:	Walter

Date of Appointment:	September 12, 2011

This schedule should be read in conjunction with the remainder of the Agreement.  The policies covering these benefits and their terms and conditions may be varied from time to time.

Base Salary and Remuneration:

The remuneration for this position is a base salary of $750,000 per annum which will be subject to review and adjustment by the Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”) and paid in accordance with Walter’s payroll practices, as they may change from time to time.  Your annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

The remuneration structure is designed to provide competitive levels of total remuneration for strong individual and corporate performance and achieve a close alignment between personal and business performance and remuneration.

Annual Bonus (EIP):

You will continue to participate in Walter’s Executive Incentive Plan, as it may be amended from time to time (the “EIP”) and, in this position, will be eligible to earn an annual target bonus of 100% of your Base Salary (the “Target Bonus”), with an upside potential of 2 times your Target Bonus for top performance.  The actual amount of your bonus, if any, will fluctuate based upon actual performance under the performance metrics associated with the EIP.  Participation in the bonus pool is dependent upon the

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achievement of Walter’s annual performance goals, as well as the accomplishment of (1) (x) individual objectives and/or (y) departmental goals, in each case, as determined and recommended by the management of Walter and subsequently approved by the Compensation Committee, in each case, in respect of the 2011 fiscal year and (2) individual objectives mutually agreed upon in writing each year commencing with the 2012 fiscal year.  In order to receive a bonus under the EIP, you must be employed at the time the bonus is paid. Notwithstanding anything in this Agreement to the contrary, your bonus, if any, under the EIP, earned in respect of the 2011 fiscal year, will be determined as follows: (i) the portion of your bonus, if any, that relates to your employment with Walter from January 1, 2011 through the day immediately prior to the Date of Appointment will be calculated by reference to the base salary earned by you during such period and your annual target bonus percentage opportunity as in effect immediately prior to the Date of Appointment, and (ii) the portion of your bonus, if any, that relates to your employment with Walter from the Date of Appointment through the last day of the 2011 fiscal year will be calculated by reference to the Base Salary earned during such period and your Target Bonus opportunity.  Notwithstanding anything in this Agreement to the contrary, with respect to any bonus to be paid hereunder, such bonus will be paid in accordance with the EIP and, to the extent possible, will be structured to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) as performance based compensation thereunder; provided however, to the extent not deductible by Walter, such payment will be deferred until it can be paid by Walter on a tax deductible basis.

As you are aware, participation in Walter’s Employee Stock Purchase Plan is a condition to participation in the bonus pool under the EIP.

Long Term Incentive:

Subject to your continued employment with Walter, you will remain a participant in Walter’s Amended and Restated 2002 Long-Term Incentive Award Plan, as it may be amended and restated from time to time (and any successor long term incentive award plan) (collectively, the “LTIP”), and will remain eligible to receive annual equity grants from Walter.

Your annual equity grant in respect of the 2012 fiscal year

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will be valued at 150% of your Base Salary, based on the Black-Scholes value at the date of grant, fifty percent (50%) of which will be in the form of non-qualified stock options and fifty percent (50%) of which will be in the form of restricted stock units.

In addition to the foregoing, in connection with your promotion to the position of Chief Executive Officer of Walter, within thirty (30) days from the Date of Appointment, you will receive a one-time equity grant from Walter valued at $1,000,000, based on the Black-Scholes value at the date of grant, one hundred percent (100%) of which will be in the form of non-qualified stock options.

All such equity grants described above will be awarded under and subject to the terms and conditions of the LTIP and the terms and conditions applicable to other awards granted by Walter under the LTIP to employees of Walter.

[Company Car:	You will continue to be entitled to an annual car allowance of $18,000.]
Expenses:

You will continue to be entitled to reimbursement for all reasonable and customary out-of-pocket business expenses incurred by you in the performance of your duties hereunder, in accordance with the policies, practices and procedures of Walter relating to reimbursement of business expenses incurred by Walter employees in effect at any time during the 12 month period preceding the date you incur the expenses; provided, however, that any such expense reimbursement will be made no later than the last day of the calendar year following the calendar year in which you incur the expense, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.

Health Care:	You will continue to be entitled to participate in Walter’s life and health insurance benefit programs in accordance with their terms, as they may change from time to time.
Retirement Plan:	You will continue to be entitled to participate in Walter’s retirement plan according to its terms as they may change from time to time.
Leave:	You will continue to be eligible for 20 business days of

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vacation and 10 company paid holidays to be used each year in accordance with Walter’s policy, as it may change from time to time.

Severance:

Subject to (a) your compliance with the restrictive covenants set forth in Sections 5 through 7 of Schedule B and (b) your execution, delivery and non-revocation of a waiver and release of claims in a form substantially similar to the form attached hereto as Exhibit A (the “Release”) on or prior to the 21st day following the date on which your employment with Walter terminates due to (x) the termination of your employment by Walter, other than for “Cause” (as defined below) or (y) the termination of your employment by you for “Good Reason” (as defined below), but in each case, excluding any separation from service by reason of your death or Disability (as defined below) (such date, the “Severance Date”), you will be entitled to receive the following severance payments and benefits:

•  For the period commencing on the day immediately following the Severance Date and ending on the first anniversary of the Severance Date, monthly pay continuation with each monthly payment equal to one-twelfth (1/12) times the sum of your Base Salary and Target Bonus, in each case, as in effect on the Severance Date. Monthly payments will occur in accordance with the payroll dates in effect on the Severance Date, and such payment dates will not be affected by any subsequent change in payroll practices.

•  For the period commencing on the first anniversary of the Severance Date and ending on the second anniversary of the Severance Date, monthly pay continuation with each monthly payment equal to one-twelfth (1/12) times your Base Salary as in effect on the Severance Date.  Monthly payments will occur in accordance with the payroll dates in effect on the Severance Date, and such payment dates will not be affected by any subsequent change in payroll practices.

•  A pro-rata bonus under the EIP (or successor annual bonus plan) based on the portion of the year actually worked up to the Severance Date and computed based on actual annual performance.  Such pro-rata bonus shall be paid during the year following the year that includes the

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Severance Date in accordance with the terms of the EIP (or successor annual bonus plan).

•  Except as provided below, continuation of group medical, dental, vision, group basic term life insurance, accidental death and dismemberment insurance, voluntary term life insurance, voluntary accidental death and dismemberment insurance, dependent life insurance  and employee assistance program benefits, provided, to the extent applicable, regular contributions are made, at the level in effect on the Severance Date, in each case, for a period (such period, the “Continuation Coverage Period”) beginning immediately upon the Severance Date and continuing until the earliest to occur of (A) the second anniversary of the Severance Date, (B) the last date you are eligible to participate in the benefit under applicable law, or (C) the date you are eligible to receive comparable benefits from a subsequent employer, as determined solely by Walter in good faith; provided, however, that if you fail to execute and deliver the Release or revoke the Release, in either case, the Continuation Coverage Period shall cease immediately upon such date.  Such benefits shall be provided to you at the same coverage and cost to you as in effect on the Severance Date.  To the extent permitted by law, you shall be eligible to qualify for COBRA health care continuation coverage under Section 4980B of the Code, or any replacement or successor provision of United States tax law, beginning following the expiration of the period described above.  Notwithstanding the foregoing, your participation in the Employee Stock Purchase Plan and long-term disability insurance plan, and your ability to make deferrals under the 401(k) plan, will cease effective on the Severance Date.  For purposes of this subsection, you shall send written notice of the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment and shall provide, or cause to be provided, to Walter, in writing, correct, complete and timely information concerning the same to the extent requested by Walter;

provided, however, that Walter shall have the right to cease making such payments and you shall be obligated to repay any such amounts to Walter already paid if you fail to execute and deliver the Release within the time period

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provided for above or, after timely delivery, revoke it within the time period specified in such Release.

Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, you shall not be entitled to severance payments or benefits under this Agreement in the event you experience a separation from service within twenty-four (24) months following a Change in Control of the Company (as defined in the CIC Agreement).  Severance payments and benefits payable upon a separation from service in connection with such a termination of employment, if any, shall be determined and paid under the CIC Agreement.

For purposes of this Agreement, the term “Cause” shall mean:  (i) your willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) your conviction or guilty plea of a felony involving fraud or dishonesty; (iii) theft or embezzlement by you of property from Walter or any subsidiary or affiliate; or  (iv) fraudulent preparation by you of financial information of Walter or any subsidiary or affiliate.

For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following conditions (in each case arising without your consent): (A) a material breach of this Agreement by Walter or (B) a material diminution in your authority, duties or responsibilities.  Notwithstanding the foregoing, your voluntary separation from service shall be for “Good Reason” only if (x) you provide written notice of the facts or circumstances constituting a “Good Reason” condition to Walter within 30 days after the initial existence of the Good Reason condition, (y) the Company does not remedy the Good Reason condition within 30 days after it receives such notice and (z) the voluntary separation from service occurs within 90 days after the initial existence of the Good Reason condition.  For purposes of this Agreement, the parties agree that “Good Reason” will not exist solely because the amount of your bonus fluctuates due to performance considerations under the EIP or other Walter incentive plan applicable to you and in effect from time to time.

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For purposes of this Agreement, the term “Disability” shall mean any medical condition whatsoever which leads to your absence from your job function for a continuous period of six months without you being able to resume such functions on a full time basis at the expiration of such period, it being understood that unsuccessful attempts to return to work for periods under thirty days shall not be deemed to have interrupted said continuity.

Relocation:

You will remain entitled to relocation assistance in connection with your move to Birmingham, Alabama and will be provided relocation assistance to Chicago, Illinois, in each case, in accordance with the provisions of the Walter Energy, Inc. policy for “Relocation Expenses — Transferred Employees.”

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SCHEDULE B

TERMS AND CONDITIONS

1.                                       It is agreed and understood that your employment with Walter continues to be at will, and either you or Walter may terminate the employment relationship at any time for any reason, with or without cause, and with or without notice to the other; nothing in this Agreement or elsewhere constitutes or shall be construed as a commitment to continue to employ you or pay you severance, other than as stated in Schedule A or in the CIC Agreement, for any period of time.

2.                                       Outside Interest.  While employed by Walter, you agree to devote your full business time and best efforts to the performance of your duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly without the prior written consent of the Chairman of the Board of Directors.

3.                                       You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with Walter, either solely or in collaboration with others, which relate to the actual or anticipated business or research of Walter or any of its subsidiaries or affiliates, which result from or are suggested by any work you may do for Walter or any of its subsidiaries or affiliates, or which result from use of Walter’s or any of its subsidiaries’ or affiliates’ premises or Walter’s, its subsidiaries’, its affiliates’, or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of Walter.  You hereby assign to Walter your entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that Walter may reasonably request.  This section does not apply to any inventions that you made prior to your employment by Walter, or to any inventions that you develop entirely on your own time without using any of Walter’s equipment, supplies or facilities, or Walter’s or its subsidiaries’, affiliates’, or customers’ confidential information which do not relate to Walter’s or its subsidiaries’ or its affiliates’ business, anticipated research and development, or the work you have performed for Walter and its subsidiaries and affiliates.

4.                                       As an inducement of Walter to make this offer to you, you represent and warrant that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified in this Agreement.

5.                                       Non-Compete/Non-Solicit.  It is understood and agreed that you have and will continue to have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of Walter and its subsidiaries that result in the creation of customer goodwill.  Therefore, while you are employed by Walter and following the termination of your employment for any reason and continuing for a period of 12 months from the date of your termination, so long as Walter or any affiliate,

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successor or assigns thereof is in the coal mining business or like business within the Restricted Area (defined as the geographical area in which Walter or any of its subsidiaries competes at the time of your termination), unless the Board of Directors approves an exception, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)          Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to Walter or any affiliated company; or

(b)         Hire away any independent contractors or personnel of Walter and/or entice any such persons to leave the employ of Walter or its affiliated entities without the prior written consent of Walter.

6.                                       Non-Disparagement.  Following the termination of your employment for any reason and continuing for so long as Walter or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)          Make any statements or announcements or permit anyone to make any public statements or announcements concerning the termination of your employment with Walter, or

(b)         Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of Walter or its affiliated entities.

7.                                       You acknowledge and agree that you will respect and safeguard Walter’s and its subsidiaries’ property, trade secrets and confidential information.  You acknowledge that Walter’s electronic  communication systems (such as email and voicemail) are maintained to assist in the conduct of Walter’s and its subsidiaries’ business and that such systems and data exchanged or stored thereon are Walter property.  In the event you leave the employ of Walter, you will not disclose any trade secrets or confidential information you acquired while an employee of Walter to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

8.                                       Compensation Recovery Policy.  You understand and agree that if any of Walter’s financial statements are required to be restated due to errors, omissions, fraud or misconduct, the Compensation Committee may, in its sole discretion but acting in good faith, direct that Walter recover all or a portion of any cash incentive, equity compensation or severance disbursements paid to you with respect to any fiscal year of Walter for which the financial results are negatively affected by such restatement.  For purposes of this provision, errors, omissions, fraud or misconduct may include and are not limited to circumstances where

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Walter has been required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, as enforced by the Securities and Exchange Commission, and the Compensation Committee has determined in its sole discretion that you had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within Walter, or you personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur.

9.                                       This Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly.  References under this Agreement to the termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code.  Notwithstanding anything in this Agreement to the contrary, (i) if at the time of your separation from service with Walter you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between you and Walter as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Walter will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the first business day after the date that is six months following your separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this paragraph shall be paid to you in a lump sum and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv).  For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

10.                                 Walter shall withhold from any amounts payable hereunder all Federal, state, city or other taxes as legally shall be required.

11.                                 You acknowledge and agree that you have read this Agreement carefully, have been advised by the Company to consult with an attorney regarding its contents, and that you fully understand the same.

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